Exhibit 99.1

 RICHTON INTERNATIONAL CORPORATION o 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153
                                o (212) 751-1445
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                                                              September 21, 2001

      Re:   Recent Tragic Events and the
            Richton International Corporation Merger

      Dear Shareholders:

      We are all deeply saddened by the tragic events in New York City and Washington perpetrated by terrorists on our fellow citizens. We, along with all Americans, extend our sincerest sympathies to those who have lost loved ones to this mindless tragedy.

      Richton's New York operations are safely north of what has become known as "Ground Zero." As you know, Richton is in the midst of the merger process with Deere & Company. As a part of that, shareholders were directed to submit their stock and cash election forms and stock certificates to The Bank of New York via the Church Street Station Post Office, or by hand to The Bank of New York's offices which are located within blocks of the World Trade Center complex. The Bank of New York has advised us that, in light of recent developments, it was necessary for it to move its transfer functions and to reroute all its mail to West Paterson, New Jersey. Accordingly, we were concerned, given these developments that some of the shareholder election forms and/or stock certificates submitted on or prior to Tuesday, September 11th may have been lost or their processing delayed and that events have understandably diverted shareholder attention from submitting their election forms and certificates.

      Richton had been scheduled to hold its shareholders meeting and close on the merger transaction with Deere & Company on Tuesday, September 25, 2001. But, given the enormity of the events last week and more particularly the disruption at The Bank of New York, we do not think that the original date for the meeting is practicable and therefore have decided to postpone the shareholders meeting until 10:00 a.m. on Tuesday, October 2, 2001.

      If you have any questions regarding the election form/letter of transmittal, please call The Bank of New York at (800) 507-9357.

      Thank you for your continued support of Richton.

                                                Very truly yours,

                                                Fred R. Sullivan

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